DORATO RESOURCES INC.

Notice of Annual and Special Meeting of Shareholders
July 20, 2010

Notice is hereby given that the annual and special meeting of the holders of common shares of Dorato Resources Inc. (the "Company") will be held at the Company's offices at 1920 – 1188 West Georgia Street, Vancouver, British Columbia, on July 20, 2010 at 10:00 a.m., local time, for the following purposes:

(a)

to review and consider the audited comparative financial statements as at and for the financial year ended January 31, 2010 and the auditors' report thereon, a copy of which is enclosed herewith;

(b)

to elect directors;

(c)

to appoint auditors and to authorize the Board of Directors to fix their remuneration;

(d)

to ratify and approve the continuation of the rolling incentive stock option plan for the Company;

(e)

to approve the change in the authorized share capital of the Company from 100,000,000 common shares to an unlimited number of common shares; and

(f)

to transact such other business as may properly come before the meeting or any adjournment thereof.

The specific details of the foregoing matters to be put before the meeting are set forth in the Management Information Circular accompanying this Notice of Meeting.

Shareholders are invited to attend the meeting.  Registered shareholders who are unable to attend the meeting in person are requested to complete, date and sign the enclosed form of proxy and send it in the enclosed envelope or otherwise to the Secretary of the Company c/o Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1.  Non-registered shareholders who receive these materials through their broker or other intermediary should complete and send the form of proxy in accordance with the instructions provided by their broker or intermediary.  To be effective, a proxy must be received by Computershare Investor Services Inc. no later than July 16, 2010 at 10:00 a.m. (Vancouver time), or in the case of any adjournment of the meeting, not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the adjournment.

DATED the 15th day of June, 2010.

By Order of the Board of Directors

/s/ "Keith J. Henderson"

Keith J. Henderson,
President, CEO and Director